4C Controls Inc. Announces Executive Appointments

4C Controls Inc. (OTCBB: FOUR.OB) today announced the appointment of three corporate officers to serve in leadership roles for newly formed business units of the Company’s operations. Two of the officers will additionally become members of 4C Controls’ board of directors. All of the appointments will be effective July 1, 2008. The appointments include the following persons:

-Philippe Aubay will serve as Chairman of 4C Satellite Images & Technologies S.A., a wholly owned subsidiary of the Company which will focus on high resolution (one meter) satellites images. Mr. Aubay will also participate in the Company’s plans to design, develop and produce as well as build and operate the Company’s ground stations for downloading, processing and distribution of satellite images. Aubay will also serve on the Company’s Board of Directors.

Aubay, 69, has a 45 year distinguished career in the aerospace and defense industry. He has served as a senior executive, technical expert and project manager for some of the most renowned European satellite projects. Aubay previously spent a significant portion of his career with EADS, a global leader in aerospace, defense and related services which generated 2007 revenues of € 39.1 billion.

Since 2004, Aubay has been a senior consultant for space business and involved in the future of defense programs in France and throughout Europe. In 1987, Aubay was appointed HELIOS Program director at MATRA Space. His duties included the development of two satellites and a ground segment for France, Italy and Spain. From 1994 thru 2002 he served as Vice President of Space Defense Programs responsible for marketing as well as development of programs in the field of secured communications, reconnaissance, electronic intelligence and early warning.

Aubay began his career with MATRA Space, a subsidiary of the Lagardere Groupe, in 1964 and was in charge of the electrical system for Asterix, the first French satellite launched by the French launcher, Diamant A in 1965. Through 1977, he was involved in several projects, including the Space Tug (in cooperation between NASA and the European Space Agency) as well as French ballistic missile programs. In 1978, he was appointed SPOT program manager, for the first French earth observation satellite, managing the program through successful launch in 1986.

Aubay is member of the International Academy of Astronautics and an eminent member of the Association Aeronautic and Astronautic of France.

- Anne-Marie Pérus will serve as CEO of 4C Advanced Security Surveillance & Technologies S.A., a wholly owned subsidiary of the Company which plans to focus on pipelines, borders and national strategic assets surveillance, advanced tracking systems for harbor and port security, and sensitive data protection. Pérus will also serve on the Company’s Board of Directors.

Pérus, 54, has over thirty years of executive experience in the aerospace and defense industries. She recently served from 2007 to January 2008 as CEO of Global Security for EADS DS where she oversaw homeland security, coastal surveillance and border security offerings throughout Europe, North Africa, the Middle East and Asia. She served from 2005-2007 as Chairman and CEO of EADS SOGERMA SERVICES.

From 1996-2005, Pérus was Chairman and CEO of Alkan which specialized in carriage equipment and counter-measures. Earlier she undertook numerous other successful executive assignments with Celerg (rocket motors) and MATRA Defense.

Pérus holds degrees from Ecole Nationale Supérieure de l’Aéronautique et de l’Espace, the HEC Management Paris, the Institut des Hautes Etudes de la Défense Nationale, and the Institut National des Hautes Etudes de Sécurité.

- Jean-Louis Recordon,will serve as Chief Operations Officer of 4C Advanced Security Surveillance & Technologies S.A. Recordon, 66, has a distinquished 35 year career in the fields of public safety and the operational use of communications, command & control, intelligence management and border protection systems. Most recently, he served as advisor to the EADS company.

From 1963 through 1998, Recordon was an Officer of the Gendarmerie Nationale where his latest assignment was to serve as liaison to both Interpol and Europol. Recordon is a graduate of the French National Institute of Advanced Studies for Security.

All three executives will report to Jean-Robert Martin, Chairman of 4C Controls. They will be based at the Company’s Paris offices.

“Today’s appointments mark a significant addition of internationally recognized industry experience to the 4C Controls’ senior management team. Their acceptance is an indicator of confidence in our business plan, cutting edge technologies and tremendous commercial potential. We look forward to the contributions of their proven management expertise and industry insights,” said Jean-Robert Martin, Chairman of 4C Controls Inc.

About 4C Controls Inc.

With headquarters in New York, 4C Controls is an early stage company offering high technology security integrated solutions providing real-time early warning and reduction of time scales from threat-detection to termination in the field. The Company's primary focus is on the acquisition of technologies and large distribution networks including high resolution synthetic aperture radar satellites (SAR) and satellite images; ground high performance radars for intrusion detection and electronic surveillance / access control markets such as biometric, radio frequency identification (RFID), real time locating systems (RTLS) and closed-circuit television (CCTV).

Forward-Looking Statements

This press release contains 'forward-looking statements' as defined in the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements are based upon currently available competitive, financial, and economic data and management's views and assumptions regarding future events. Such forward-looking statements are inherently uncertain. 4C Controls cannot provide assurances that any prospective matters described in the press release will be successfully completed or that it will realize the anticipated benefits of any transactions. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to: global economic and market conditions; the war on terrorism and the potential from war or other hostilities in other parts of the world; availability of financing and lines of credit; successful integration of acquired or merged businesses; changes in interest rates; management's ability to forecast revenues and control expenses, especially on a quarterly basis; unexpected decline in revenues without a corresponding and timely slowdown in expense growth; its ability to retain key management and employees; intense competition and the ability to meet demand at competitive prices and to continue to introduce new products and new versions of existing products that keep pace with technological developments, satisfy increasingly sophisticated customer requirements and achieve market acceptance; relationships with significant suppliers and customers; as well as other risks and uncertainties, including but not limited to those detailed from time to time in the 4C Controls SEC filings. 4C Controls undertakes no obligation to update information contained in this release.

4C Controls Inc.
Investor & Media Contacts:
Bob Leahy, 202-550-4294
rdleahy@msn.com

Source: Business Wire (June 16, 2008 - 9:15 AM EDT)

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